Exhibit 3.3

FIRST AMENDED AND RESTATED

COMPANY AGREEMENT

OF

EAGLEROCK LAND, LLC

a Texas Limited Liability Company

This FIRST AMENDED AND RESTATED COMPANY AGREEMENT (this “Agreement”) of EAGLEROCK LAND, LLC (the “Company”), dated as of April 16, 2026, is adopted, executed and agreed to by the Sole Member (as defined below).

RECITALS

WHEREAS, the Company was formed under the TBOC pursuant to a certificate of formation filed with the Secretary of State of the State of Texas on December 1, 2025, and a Limited Liability Company Agreement of EagleRock Land, LLC, dated as of December 1, 2025 (the “Original LLC Agreement”); and

WHEREAS, the Sole Member has authorized and approved an amendment and restatement of the Original LLC Agreement on the terms set forth herein.

NOW THEREFORE, the Original LLC Agreement is hereby amended and restated to read in its entirety as follows:

AGREEMENT

1. Formation. The Company has been formed as a Texas limited liability company under and pursuant to the Texas Business Organizations Code (the “Code”).

2. Term. The Company shall have perpetual existence unless dissolved in accordance with Section 11.

3. Registered Office; Registered Agent. The registered office and registered agent of the Company in the State of Texas shall be as specified in the Certificate of Formation of the Company filed with the Secretary of State of the State of Texas or as determined by the Sole Member from time to time in the manner provided by applicable law.

4. Purposes. The purpose for which the Company is formed is for the transaction of any and all lawful purposes for which a limited liability company may be organized under the Code.

5. Member. Lea & Eddy Holdings, LLC, a Texas limited liability company (the “Sole Member”), shall be the sole member of the Company.

6. Federal Income Tax Status. The Company is intended to be classified as a corporation for U.S. federal income tax purposes.

7. Contributions. Without creating any rights in favor of any third party, the Sole Member may, from time to time, make contributions of cash or property to the capital of the Company, but shall have no obligation to do so. As its initial contribution to the capital of the Company, the Sole Member is deemed to have contributed $1,000 in cash to the Company. The Sole Member may, but shall not be required to, make additional capital contributions to the Company. The Sole Member shall not have any duty to the Company except as expressly set forth herein, in other written agreements or as otherwise required by the Code.

8. Distributions. The Sole Member shall be entitled to (a) receive all distributions (including, without limitation, liquidating distributions) made by the Company, and (b) enjoy all other rights, benefits and interests in the Company.

9. Management. The management of the Company shall be vested in a board of managers (the “Board”), who shall constitute “managers” of the Company within the meaning of the Code. The business and affairs of the Company shall be managed by the Board. The Board shall consist of one or more individuals (the “Managers”) appointed by the Sole Member, such number of Managers to be determined from time to time by the Sole Member. Vacancies on the Board for whatever cause shall be filled by the Sole Member. The Managers shall hold office until their respective successors are chosen and qualify or until their earlier death, resignation or removal by the Sole Member, in the Sole Member’s discretion. The Board may act (a) by majority vote of Managers present at a meeting at which a quorum (consisting of a majority of Managers) is present or (b) by unanimous written consent. The initial number of Managers shall be one (1), and the following person is hereby appointed to serve as a Manager of the Company until his successor is chosen and qualified or until his earlier death, resignation or removal: Gregory Pipkin Jr.

10. Officers.

(a) General. The Sole Member may designate one or more persons to be officers of the Company. Officers are not “managers” as such term is used in the Code. Any officers who are so designated shall have such titles and authority and perform such duties as the Sole Member may delegate to them. The salaries or other compensation, if any, of the officers of the Company shall be fixed by the Sole Member. Any officer may be removed as such, either with or without cause, by the Sole Member. Designation of an officer shall not of itself create contract rights.

(b) Titles. To the extent appointed by the Sole Member, the officers of the Company may be a Chief Executive Officer, a President, a Secretary, one or more Vice Presidents (any one or more of whom may be designated Executive Vice President or Senior Vice President), a Treasurer and such other officers as the Sole Member may from time to time elect or appoint. Any number of offices may be held by the same person.

(c) Authority. In the absence of a specific delegation of authority to an officer by the Sole Member, such officer shall have such authority as is normally possessed and exercised by an officer of a corporation organized under the Code and having the same title as such officer.

11. Dissolution. The Company shall dissolve and its affairs shall be wound up at such time, if any, as the Sole Member may elect. No other event shall cause the Company to dissolve.

12. Governing Law. THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES OF SUCH STATE.

13. Amendments. This Agreement may be modified, altered, supplemented or amended at any time by a written agreement executed and delivered by the Sole Member.

14. Fiscal Year. The fiscal year of the Company shall be the calendar year.

15. Liability. None of the Managers, the Sole Member, or any of its officers or members, or any officers of the Company, shall have any liability for the obligations, debts or liabilities of the Company, except to the extent provided in the Code.

[Signature page follows.]

IN WITNESS WHEREOF, the undersigned, being the Sole Member of the Company, has caused this First Amended and Restated Company Agreement to be duly executed effective as of the date first set forth above.

SOLE MEMBER:

LEA & EDDY HOLDINGS, LLC

By:	/s/ Elo Peter Omavuezi
Name:	Elo Peter Omavuezi
Title:	Secretary and Treasurer

SIGNATURE PAGE TO

FIRST AMENDED AND RESTATED

COMPANY AGREEMENT OF

EAGLEROCK LAND, LLC